                                  EXHIBIT 11


                                        STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS

                                              Three Months        Three Months            Six Months            Six Months
                                                  Ended               Ended                  Ended                Ended
                                           September 30, 1996   September 30, 1995     September 30, 1996   September 30, 1995
                                           ------------------   ------------------     ------------------   ------------------

Net loss                                      $(4,789,384)          $(2,960,194)          $(9,733,375)        $(5,429,334)
                                              ===========           ===========           ===========         ===========

Calculation of shares outstanding:

   Weighted average common shares
     outstanding used in calculating net
     loss per share in accordance with
     generally accepted accounting
     principles                                18,416,041            13,726,702            17,873,780          13,650,851
                                              -----------           -----------           -----------         -----------

     Total                                     18,416,041            13,726,702            17,873,780          13,650,851
                                              ===========           ===========           ===========         ===========

Net loss per share                                 $(0.26)               $(0.22)               $(0.54)             $(0.40)
                                                   ======                ======                ======              ======